UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  September 9, 2010

Urologix, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-28414	41-1697237
(Commission File Number)	(I.R.S. Employer Identification No.)

14405 21st Avenue North Minneapolis, MN	55447
(Address Of Principal Executive Offices)	(Zip Code)

(763) 475-1400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2 through 9 are not applicable and are therefore omitted.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective September 9, 2010, Urologix, Inc. (the “Company”) and Parkers Lake I Realty LLC entered into a First Amended and Restated Lease dated as of August 1, 2010 (the “Lease”), a copy of which is attached hereto as Exhibit 10.1.  The Lease supersedes the Lease Agreement dated June 20, 1992, as subsequently amended and assigned to Parkers Lake I Realty LLC.

Pursuant to the Lease, the lease for the Company’s facility in Plymouth, Minnesota expires on August 1, 2016, with one option to renew for an additional five years.  The rentable square footage is approximately 26,000 square feet, the same area occupied by the Company under the prior lease.  The base rent under the Lease is approximately $16,257 per month for the period December 1, 2010 to July 31, 2011 and increases over the term of the lease to approximately $17,950 per month for the period of August 1, 2015 to July 31, 2016.  The Company is also responsible for additional rent consisting of a portion of real estate taxes, utilities and certain operating expenses.  The Lease provides that no base rent or additional rent shall be due, nor accrue, for the period of August 1, 2010 through November 30, 2010.  The landlord also agreed to contribute up to $185,000 toward the cost of certain improvements of the leased premises.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
10.1	First Amended and Restated Lease by and between Parkers Lake I Realty LLC and Urologix, Inc. dated as of August 1, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UROLOGIX, INC.

By:	/s/ Brian J. Smrdel
Brian J. Smrdel Chief Financial Officer

Date:  September 15, 2010